Exhibit 5.1

December 14, 2017
Norton Rose Fulbright US LLP
VIA EMAIL	2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
BG Staffing, Inc.	United States
5850 Granite Parkway, Suite 730
Plano, Texas 75024	Tel +1 214 855 8000
Fax +1 214 855 8200

nortonrosefulbright.com

Ladies and Gentlemen:
We have reviewed the Registration Statement on Form S-3 dated December 14, 2017 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by BG Staffing, Inc., a Delaware corporation (the "Company")

(i)
to register $36,321,056 of undesignated (a) common stock, par value $0.01 per share (the "Common Stock"), (b) preferred stock, par value $0.01 per share (the "Preferred Stock"), and (c) warrants on behalf of the Company (together with the Common Stock and Preferred Stock, the "Undesignated Securities"); and

(ii)	to register an aggregate of 25,000 shares of Common Stock (the "Secondary Shares") for sale by the holders thereof as described in the Registration Statement (the "Secondary Offering").
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.
The foregoing opinions are limited to the laws of the State of Delaware, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), and applicable federal laws of the United States of America, and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction, domestic, or foreign.
We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	With respect to the Undesignated Securities, (i) upon authorization for issuance by the Board of Directors of the Company, the Common Stock will be duly and validly authorized for issuance

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.                62320681_1.docx
Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

BG Staffing, Inc.
December 14, 2017

and, upon payment therefor and delivery thereof in accordance with the Registration Statement and any applicable prospectus supplement, underwriting agreement or similar applicable agreement, will be duly and validly issued, fully paid, and nonassessable; (ii) upon authorization for issuance by the Board of Directors of the Company and the filing of a certificate of designations with the Secretary of State of Delaware in accordance with the DGCL, the preferred stock will be duly and validly authorized for issuance and, upon payment therefor and delivery thereof in accordance with the certificate of designations, the Registration Statement, any applicable prospectus supplement, underwriting agreement or other applicable agreement, such preferred stock will be duly and validly issued, fully paid, and nonassessable; and (iii) upon authorization for issuance by the Board of Directors of the Company, the warrants will be duly and validly authorized for issuance and upon payment of any purchase price therefor and delivery thereof in accordance with the terms of the applicable warrants, the Registration Statement, any applicable prospectus supplement, underwriting agreement or other applicable agreement, the warrants will be duly and validly issued, fully paid (excluding, for the avoidance of doubt, the exercise price) and nonassessable and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.
With respect to the Secondary Offering, the Secondary Shares have been duly authorized and, upon payment therefor and delivery thereof in accordance with the underlying warrants pursuant to which such Secondary Shares may be initially issued, will be validly issued, fully paid, and nonassessable.

Our opinions in paragraph 1 of this letter are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity or public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief, or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith, and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinions expressed in paragraph 1 are also subject to possible judicial action giving effect to governmental actions or foreign laws relating to or affecting creditors’ rights.
We do not by this letter express any opinion with respect to any other matter.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Norton Rose Fulbright US LLP
NORTON ROSE FULBRIGHT US LLP